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                                                                    Exhibit 10.1

                           LOAN AND SECURITY AGREEMENT
                       [REVOLVING ADVANCES AND TERM LOAN]

                  This Loan and Security Agreement (this "Agreement"), dated as of December 19, 2002 , is entered into by and between U.S. Plastic Lumber Ltd., a Delaware corporation ("Company"), and Guaranty Business Credit Corporation, a Delaware corporation ("GBCC"). In consideration of the mutual covenants and agreements contained herein, Company and GBCC hereby agree as follows:

                  SECTION 1. DEFINITIONS AND CONSTRUCTION.

                  1.1 When used herein, the following terms shall have the following respective meanings:

                  "Account" means the right of Company to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not earned by performance.

                  "Account Debtor" means the Person obligated to make payment on an Account.

                  "Advance" means a Revolving Advance or the Term Advance.

                  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by or under common control with, such Person. For the purpose of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate of Company: any officer, director, employee or other agent of Company, any shareholder or member of Company owning 10% or more of the total equity interests of Company or any subsidiary of Company, and any other Person with which Company has common shareholders, officers or directors; provided, however that for purposes of sub-clause (vi) of the definition of Eligible Accounts, any shareholder of Company shall be deemed an Affiliate of Company.

                  "Availability" means the difference between (i) the lesser of
(a) the Borrowing Base and (b) the Revolving Facility Limit and (ii) the outstanding principal balance of all Revolving Advances.

                  "Borrowing Base" means an amount equal to the sum, determined by GBCC from time to time, of (a) up to eighty-five percent (85%) (such advance rate to be determined in GBCC's Permitted Discretion) of the face amount of Eligible Accounts of Company plus (b) the lesser of (i) up to fifty-five percent (55%) (such advance rate to be determined in GBCC's Permitted Discretion) of the value of Eligible Inventory, valued at cost, (ii) up to eighty percent (80%) (such advance rate to be determined in GBCC's Permitted Discretion) of the value of Eligible Inventory, valued at orderly liquidation value pursuant to an appraisal in form and substance, and conducted by an appraiser, satisfactory to GBCC and (iii) Three Million Dollars


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($3,000,000); provided, however, that so long as no Event of Default has occurred and is continuing, the inventory sublimit set forth in subclause
(b)(iii) shall be increased as follows: (x) upon GBCC's receipt of financial statements reflecting that the Company's aggregate sales for the just completed fiscal quarter exceeded Fourteen Million Six Hundred Thousand Dollars ($14,600,000), then such sublimit shall thereafter be equal to Four Million Dollars ($4,000,000), (y) upon GBCC's receipt of financial statements reflecting that the Company's aggregate sales for the just completed fiscal quarter exceeded Sixteen Million Dollars ($16,000,000), then such sublimit shall thereafter be equal to Four Million Five Hundred Thousand Dollars ($4,500,000) and (z) upon GBCC's receipt of financial statements reflecting that the Company's aggregate sales for the just completed fiscal quarter exceeded Seventeen Million Eight Hundred Thousand Dollars ($17,800,000), then such sublimit shall thereafter be equal to Five Million Dollars ($5,000,000); provided further, that the Eligible Inventory component of the Borrowing Base shall at no time be greater than the Eligible Accounts component of the Borrowing Base. GBCC may change the percentage of Eligible Accounts and Eligible Inventory constituting the Borrowing Base and may establish reserves from time to time based upon dilution and other factors deemed appropriate in GBCC's reasonable credit judgment. Without limiting the foregoing, GBCC may establish the following reserves: (a) a reserve of 5% of Eligible Accounts which would be eliminated in the event that the weaknesses in Company's billing practices are rectified to GBCC's reasonable satisfaction, (b) if dilution exceeds 5%, a reserve in an amount equal to such excess multiplied by all Eligible Accounts then outstanding; (c) a reserve in the amount of outstanding trade notes (other than trade notes which have been subordinated to the Obligations on terms satisfactory to GBCC); and (d) a reserve for warranties at the greater of actual warranty expenses or 2% of "deck-related" sales, in each case with respect to the previous rolling twelve month period.

                  "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A, duly executed by an authorized officer of Company.

                  "Business Day" means any day on which commercial banks in both Los Angeles, California and Dallas, Texas are open for business.

                  "Capital Expenditures" means, for any period, the aggregate expenditures by Company during such period that are classified as capital expenditures in accordance with GAAP.

                  "Cash Collateral" has the meaning given to it in Section 9.

                  "Chicago Property" means the real estate located at 2600 West Roosevelt Avenue, Chicago, Illinois.

                  "Chicago Property Monthly Rent Payments" means the monthly rent payments made by Company to the owner of the Chicago Property in the amount of (i) $43,000 in fiscal year 2002, (ii) $45,000 in fiscal year 2003 and (iii) $47,000 in fiscal year 2004.

                  "Chicago Purchase Option" means the Company's option to purchase the Chicago Property.

                  "Closing Date" has the meaning given to it in Section 13.4.


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                  "Collateral" has the meaning given to it in Section 8.

                  "Concentration Limit" means, as of any date, an amount equal to 20% of the face amount of the sum of Eligible Accounts outstanding on such date.

                  "Debt" means, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including without limitation: (a) all liabilities which would be reflected on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person in respect of any guaranty of any Debt of another Person, or (c) all obligations, indebtedness and liabilities secured by any lien on or security interest in any property or assets of such Person.

                  "Default" means an event or circumstance that would, with the giving of notice, the passage of time, or both, constitute an Event of Default.

                  "Default Rate" means a rate of interest equal to the lesser of
(x) the interest rate otherwise applicable hereunder plus two percent (2%) per annum and (y) the maximum rate permitted by applicable law. The Default Rate shall be automatically increased or decreased, as the case may be, without notice to Company from time to time as of the effective date of each change in the Prime Rate.

                  "Dollar" and "$" mean freely transferable United States dollars.

                  "EBITDA" means, for any period, the sum (determined without duplication on a consolidated basis and in accordance with GAAP) of (a) Company's net income (or net loss) (including gains and losses from the sales of assets in the ordinary course of business) for such period, (b) the provision for income taxes of Company for such period, (c) the Interest Expense of Company for such period, and (d) any depreciation or amortization expenses incurred by Company in determining its net income (or net loss) for such period.

                  "Eligible Accounts" means, at the time of determination thereof, all Accounts arising out of the ordinary course of Company's business which strictly comply with all of Company's representations and warranties to GBCC under this Agreement pertaining to Accounts, but Eligible Accounts shall not include any of the following: (i) any Account (other than Accounts that arise in connection with the Winter Dating Program which are addressed in clause
(ii) below) which is payable more than 60 days from invoice date, (ii) any Account which arises in connection with the Company's Winter Dating Program (and is readily identifiable as such) and which has been outstanding more than 150 days after the date of such invoice; provided that in no event shall the aggregate amount of all Eligible Accounts Receivable arising in connection with the Winter Dating Program exceed 25% of the face amount of all Eligible Accounts during months one through three of the Winter Dating Program, 35% of the face amount of all Eligible Accounts during months four and five of the Winter Dating Program and 46% of the face amount of all Eligible Accounts during month six of the Winter Dating Program, (iii) any Account which does not arise in connection with Company's Winter Dating Program and which has been outstanding for more than the lesser of 90 days from invoice date or three times the required payment period pursuant to the terms of the Account, (iv) any Account as to which GBCC does not have a valid and perfected, first priority security interest, (v) to the extent


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that the aggregate outstanding Accounts owed by any single Account Debtor exceeds the Concentration Limit, that portion of the Accounts owed by such Account Debtor in excess of the Concentration Limit, (vi) any Account that is owed by an Account Debtor that is an Affiliate of Company or an officer or employee, shareholder, director or agent of Company, (vii) any Account that arises out of a sale made or services performed outside of the United States or Canada (excluding the Province of Quebec) or that is owed by an Account Debtor located outside the United States or Canada (excluding the Province of Quebec) unless (a) such Account is supported by a letter of credit or other form of guaranty, security or credit support acceptable to GBCC or (b) the payments on such Account are made from a location within the United States (so long as GBCC approves the credit-worthiness of the applicable Account Debtor in its Permitted Discretion), (viii) any Account that is owed by a creditor or supplier of Company (including, without limitation, a customer of Company which has supplied materials to Company to manufacture the goods which are the subject of such Account) or with respect to which any defense, counterclaim or right of set off has been asserted, but only to the extent of such contra account, asserted defense, counterclaim or setoff, (ix) any Account owed by an Account Debtor if more than 25% (in Dollar amount) of such Account Debtor's Accounts have been outstanding more than 90 days from invoice date, (x) any Account that is owed by the United States or any department, agency or instrumentality thereof, unless the right to payment under such Account is assigned to GBCC as Collateral in full compliance with the Assignment of Claims Act of 1940, as amended (31 U.S.C.
3727), (xi) any Account with respect to which the goods relating thereto are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold or other terms by reason of which payment by the Account Debtor may be conditional, (xii) that portion of any Account consisting of finance or late charges, (xiii) any Account with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any bankruptcy or insolvency proceeding, or becomes insolvent, fails or goes out of business, (xiv) any Account that represents a progress billing or other advance billing that is due prior to the completion of performance by Company of the subject contract for goods or services, (xv) any Account which is payable in currency other than Dollars; and (xvi) any Account that has not been approved by GBCC for inclusion in the Borrowing Base in its Permitted Discretion.

                  "Eligible Inventory" means, at the time of determination, all raw materials and first-quality finished goods that are held for sale in the ordinary course of Company's business, that strictly comply with all of Company's representations and warranties to GBCC under this Agreement pertaining to Inventory, and that (i) are owned by Company, are located in the United States of America, and if located on leased or mortgaged premises, are subject to the terms of a lien subordination or waiver letter executed by the landlord or, in the case of the Chicago Property, if and when purchased by Company, mortgagee of such premises if deemed necessary by GBCC in its sole discretion,
(ii) are ready for sale, and are not, in the opinion of GBCC made in its Permitted Discretion, damaged, slow moving, obsolete or otherwise not readily salable at full value, (iii) beginning 6 months from the Closing Date (in accordance with the provisions of Section 5.12 hereof) and without exclusion of subsection (ii) above, have been held in Inventory for not more than one hundred and eighty (180) days, (iv) are not on lease or consignment or furnished under any contract of service from or to any Person, (v) are subject to an enforceable, first-priority, perfected security interest in favor of GBCC, (vi) are not the subject of an invoice giving rise to an Eligible Account, and (vii) have not been excluded from the Borrowing Base by GBCC in its Permitted Discretion. Eligible Inventory shall not include, among other things, (a) any goods which have been supplied by a customer or any finished goods manufactured in whole


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or in part from goods supplied by a customer (b) work in process, (c) spare parts, packaging and shipping materials, (d) supplies, other than raw materials, used or consumed in Company's business, (e) goods returned to, repossessed by, or stopped in transit by Company, (f) bill and hold goods, (g) Inventory that is subject to any license or other agreement that limits, conditions or restricts Company's or GBCC's right to sell or otherwise dispose of such Inventory or is the subject of a claim that Company's use, marketing, sale or distribution thereof violates the ownership, patent, copyright, trademark or other rights of a Person other than Company, and (h) any custom finished goods.

                  "Eligible Machinery & Equipment" means, at the time of determination, all machinery and equipment that (i) are owned by Company, are located in the United States of America and, if located on leased or mortgaged premises, are subject to the terms of a lien waiver letter executed by the landlord or mortgagee of such premises if deemed necessary by GBCC in its sole discretion, (ii) are not on lease or consignment to any Person, (iii) are subject to an enforceable, first priority, perfected security interest in favor of GBCC, (iv) are not, in the opinion of GBCC, damaged or obsolete, (v) are not fixtures, and (vi) have been approved by GBCC in its sole and absolute discretion as Eligible Machinery and Equipment.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, rules, orders, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants or industrial, toxic or hazardous substances into the environment, or otherwise relating to the manufacture, processing, treatment, transport or handling of pollutants or industrial, toxic or hazardous substances.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

                  "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by Company or any Affiliate thereof with respect to which Company has a fixed or contingent liability.

                  "Event of Default" has the meaning given it in Section 11.

                  "Facility Limit" means Thirteen Million Dollars ($13,000,000).

                  "GAAP" means generally accepted accounting principles and practices as promulgated by the American Institute of Certified Public Accountants, applied on a basis consistent with past practices.

                  "Guarantor" means each Person that is a guarantor to GBCC of the Obligations.

                  "Indemnified Claims" means any and all third party claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or


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incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral or the Transaction Documents (including but not limited to enforcement of GBCC's rights thereunder or the defense of GBCC's actions thereunder), excluding with respect to any Indemnified Persons, any of the foregoing primarily caused by such Indemnified Person's gross negligence or willful misconduct.

                  "Indemnified Persons" means GBCC, its successors and assigns and their respective officers, directors, shareholders, employees, attorneys, representatives and Affiliates.

                  "Initial Term" has the meaning given to it in Section 13.4.

                  "Intangible Assets" means such of Company's assets as are treated as intangible pursuant to GAAP, including, without limitation: (a) obligations owing by officers, directors, shareholders, employees, subsidiaries or Affiliates to Company and (b) any asset which is intangible or lacks intrinsic or marketable value or collectibility, including, without limitation, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

                  "Interest Expense" means, for any period, all interest charges paid or accrued by Company during such period.

                  "Inventory" means all goods, now owned or hereafter acquired by Company, wherever located, that are held for sale or lease or are to be furnished under any contract of service (including, but not limited to raw materials, work in process, finished goods and materials used or consumed in the manufacture or production thereof, goods in which Company has an interest in mass or a joint or other interest or rights of any kind, and goods which have been returned to or repossessed or stopped in transit by Company).

                  "Liquidity" means Availability less each of the following: accounts payable past due more than 60 days, book overdrafts pertaining to accounts payable which, but for such book overdrafts, would be past due more than 60 days, any unpaid and currently due interest and principal payments on any Debt (other than interest paid in kind on the Debt owing to Halifax Fund, L.P. and interest paid in kind on the Debt owing to Bank of America, N.A. and certain other lenders (as more fully described in the documents among Bank of America, N.A., as administrative agent for such lenders, Quakertown, LLC and/or U.S. Plastic Lumber Corp., copies of which have been furnished to Lender)).

                  "Mandatory GE Principal Prepayments" means an amount not to exceed $3,000,000, which may be paid by the Company to General Electric Capital Corporation and the other lenders under the Company's equipment term loan facility solely from proceeds of Debt incurred in accordance with Section 6.3(iii) hereof.

                  "Net Income" means, for any period, Company's net income after tax for such period determined in accordance with GAAP.

                  "Obligations" means all indebtedness, obligations and liabilities of Company to GBCC arising under the Transaction Documents, and all other indebtedness, obligations and


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liabilities of Company to GBCC, whether presently existing or hereafter arising, direct or indirect, primary or secondary, joint or several, fixed or contingent, and whether originally payable to GBCC or to a third party and subsequently acquired by GBCC.

                  "Obligors" means Company, each Guarantor of the Obligations, and all other Persons obligated to GBCC in respect of the Obligations and "Obligor" means any of them.

                  "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

                  "Permitted Encumbrances" means

         (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty other than those being contested in good faith by appropriate proceedings and for which, at GBCC's option, a reserve may be created;

         (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bid bonds, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and for which, at GBCC's option, a reserve may be created;

         (c)      Liens identified on Schedule 4.2;

         (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $50,000 in the aggregate arising in connection with court proceedings; provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and, at GBCC's option, a reserve may be created;

         (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Company;

         (f)      Liens in favor of GBCC arising under the Transaction
Documents;

         (g) Liens in favor of Halifax Fund, L.P. securing Debt that is subject to a subordination agreement in form and substance acceptable to GBCC;

         (h) Liens in favor of General Electric Capital Corporation (and the other lenders under Company's equipment term loan facility) on (i) the Chicago Purchase Option, (ii) the Chicago Property and (iii) equipment, the Lien on which is subject to a lien subordination agreement in form and substance acceptable to GBCC;


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         (i)      subject to the limitation set forth in Section 7.5, (i) Liens existing on property at the time of the acquisition thereof by Company (and not created in contemplation of such acquisition) and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided that any such Liens attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

         (j) a Lien on the Quakertown Claim in favor of Bank of America, N.A.; and

         (k) in the event that Company exercises the Chicago Purchase Option and purchases the Chicago Property, a mortgage granted to any third-party lender who finances such purchase.

                  "Permitted Subordinated Debt" means Debt of Company subordinated to the Obligations on terms and conditions, and pursuant to a written subordination agreement among Company, GBCC and the holder of such Debt, acceptable to GBCC.

                  "Person" means any individual, corporation, joint venture, partnership, trust, unincorporated organization or governmental entity or agency.

                  "Prime Rate" means the rate per annum announced by Guaranty Bank or its successors or assigns from time to time as its base rate, which base rate may not necessarily be the lowest or best rate actually charged to customers of such bank.

                  "Quakertown Claim" means the claim by Company (as successor to Integrated Technical Services) for payment pursuant to the Quakertown Foundry Site Agreement dated April 16, 1998 between Integrated Technical Services and the Pennsylvania Department of Environmental Protection.

                  "Remittance Address" means such address as GBCC shall direct Company from time to time in writing in accordance with the terms hereof.

                  "Revolving Advance" has the meaning given to it in Section
2.1.

                  "Revolving Advance Contract Rate" means (i) unless GBCC has elected to charge the Default Rate after the occurrence and during the continuance of a Default or an Event of Default, a rate of interest equal to the lesser of (a) the Prime Rate in effect from time to time plus up to one percent (1.0%) per annum and (b) the maximum rate permitted by applicable law, and (ii) at the option of GBCC, after the occurrence and during the continuance of a Default or an Event of Default, the Default Rate. The Revolving Advance Contract Rate shall be automatically increased or decreased, as the case may be, without notice to Company from time to time as of the effective date of each change in the Prime Rate.

                  "Revolving Facility Limit" means Ten Million Dollars ($10,000,000).

                  "Senior Debt Service Coverage Ratio" means, as of any date, the ratio of EBITDA less non-financed Capital Expenditures less taxes paid less cash dividends paid less distributions or other cash transfers to Affiliates for the twelve-month period ending on such date to the sum of (a) the Interest Expense (other than non-cash Interest Expense) incurred by


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Company during such twelve-month period and (b) all scheduled principal payments on the Obligations or assets financed under capitalized leases by Company for the twelve-month period ending on such date (including all scheduled principal payments on Debt expected to be incurred during such period).

                  "Shareholders' Equity" means, as of any date, the shareholders' equity of Company determined in accordance with GAAP.

                  "Tangible Net Worth" means, as of any date, the amount obtained by subtracting Intangible Assets as of such date from the sum of (a) Shareholders' Equity as of such date and (b) the then-outstanding principal balance of any Debt of Company subordinated to the Obligations pursuant to a subordination agreement acceptable to GBCC between GBCC and the Person to whom such Debt is owed.

                  "Tangible Net Worth Requirement" means $31,800,000.

                  "Term" has the meaning given to it in Section 13.4.

                  "Term Advance" has the meaning given to in Section 2.7.

                  "Term Advance Contract Rate" means (i) unless GBCC has elected to charge the Default Rate after the occurrence and during the continuance of a Default or an Event of Default, a rate of interest equal to the lesser of (a) the Prime Rate in effect from time to time plus up to one and one-half percent (1.5%) per annum and (b) the maximum rate permitted by applicable law, and (ii) at the option of GBCC, after the occurrence and during the continuance of a Default or an Event of Default, the Default Rate. The Term Advance Contract Rate shall be automatically increased or decreased, as the case may be, without notice to Company from time to time as of the effective date of each change in the Prime Rate.

                  "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA or (b) the withdrawal of Company or any Affiliate of Company from any ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

                  "Total Debt Service Coverage Ratio" means, as of any date, the ratio of EBITDA less non-financed Capital Expenditures less taxes paid less cash dividends paid less distributions or other cash transfers to Affiliates for the twelve-month period ending on such date to the sum of (a) the Interest Expense (other than non-cash Interest Expense) incurred by Company during such twelve-month period and (b) all scheduled principal payments on all Debt for money borrowed or assets financed under capitalized leases by Company (including the Obligations) for the twelve-month period ending on such date (including all scheduled principal payments on Debt expected to be incurred during such period).

                  "Transaction Documents" means this Agreement and all other documents and instruments executed and delivered in connection therewith, as the same may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time.

                  "UCC" means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

                  "Winter Dating Program" has the meaning set forth in the side letter, dated the date hereof, from GBCC and acknowledged by the Company.

                  1.2 Terms defined in the UCC and used but not defined herein shall have the respective meanings ascribed to them in the UCC.

                  1.3 References herein to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document. All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                  1.4 All interest accruing hereunder shall be calculated on the basis of actual days elapsed (including the first but excluding the last day) plus two (2) Business Days and a year of 360 days. For the purpose of computing interest on any Advance, all items of payment received by GBCC shall be deemed applied by GBCC on account of the Advances (subject to final payment of such items) two (2) Business Days after receipt by GBCC of such items in GBCC's account (if received before 11:00 a.m. Los Angeles time). Unless otherwise expressly provided herein or unless GBCC otherwise consents, all financial statements and reports furnished to GBCC hereunder shall be prepared, and all financial computations and determinations pursuant hereto shall be made, in accordance with GAAP. All payments received by GBCC after 11:00 a.m. Los Angeles time shall be applied as of the next succeeding Business Day. Any payment which is due on a day which is not a Business Day shall instead be deemed to be due on the next succeeding Business Day, and interest thereon shall accrue and be payable at the then applicable rate during the time of such extension. GBCC's records in respect of loans advanced, accrued interest, payments received and applied and other matters in respect of calculation of the amount of the Obligations shall be deemed conclusive absent demonstration of error. All statements of account rendered by GBCC to Company relating to principal, accrued interest or costs owing by Company under this Agreement shall be presumed to be correct and accurate unless, within 30 days after receipt thereof, Company shall notify GBCC in writing of any claimed error therein.

                  1.5 Any Event of Default that shall have occurred hereunder at any time shall be deemed continuing unless (i) such Event of Default is cured, provided that an Event of Default may only be cured within the time-frame and only if so expressly permitted under the terms of this Agreement or (ii) such Event of Default is waived in writing by GBCC.

                  SECTION 2. ADVANCES.

                  2.1 Subject to the terms of this Agreement, including, without limitation, Section 3, GBCC shall make advances to Company (each a "Revolving Advance" and


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collectively the "Revolving Advances") from time to time during the Term;
provided, however, that the aggregate principal amount of Revolving Advances outstanding at any time shall not exceed the lesser of (i) the Borrowing Base determined by GBCC in its Permitted Discretion and (ii) the Revolving Facility Limit; provided, further, that the aggregate, outstanding principal amount of Revolving Advances together with the Term Advance at any time shall not exceed the Facility Limit. Each Revolving Advance must be at least $5,000 or, if the Availability is less than $5,000, then the amount of the Availability. Company hereby agrees to repay to GBCC all Revolving Advances made to Company hereunder, together with interest thereon, in the manner provided herein. The principal owing hereunder in respect of the Revolving Advances at any given time shall equal the aggregate amount of Revolving Advances made hereunder minus all principal payments thereon received by GBCC hereunder. Subject to the terms and conditions hereof, Company may borrow, repay and reborrow Revolving Advances but not the Term Advance under this Agreement.

                  2.2 Each request by Company to GBCC for a Revolving Advance hereunder must be in writing or promptly confirmed in writing. Each such written request or confirmation shall be accompanied by a Borrowing Base Certificate in the form attached hereto as Exhibit A, together with such supporting information as GBCC shall request. Each request for a Revolving Advance shall specify the date on which the requested Revolving Advance is to be made (which day shall be a Business Day) and the amount of the requested Revolving Advance. Requests received after 9:30 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Company hereby authorizes GBCC to make Revolving Advances based upon requests received from anyone purporting to be an authorized representative of Company, or, at the discretion of GBCC without instructions from or notice to Company, if such Revolving Advances are necessary to satisfy any Obligations. All Revolving Advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Company when deposited to the credit of Company or otherwise disbursed in accordance with the instructions of Company or in accordance with the terms and conditions of this Agreement.

                  2.3 Promptly after receiving each Borrowing Base Certificate, GBCC shall, based upon such Borrowing Base Certificate and such other information available to GBCC, redetermine the Borrowing Base, which redetermination shall take effect immediately and remain in effect until the next such redetermination. If all conditions precedent to any Revolving Advance requested have been met, GBCC will on the date requested make such Revolving Advance available to Company by wire transfer to the account designated in writing by Company. In the event GBCC does not receive an appropriately completed Borrowing Base Certificate in connection with any Revolving Advance, GBCC shall have no obligation to redetermine the Borrowing Base or make such Revolving Advance hereunder.

                  2.4 If at any time the aggregate unpaid principal balance of the Revolving Advances outstanding to Company exceeds the lesser of (i) the Borrowing Base and (ii) the Revolving Facility Limit, or if at any time the aggregate unpaid principal balance of the Revolving Advances and the Term Advance outstanding to Company exceeds the Facility Limit, Company shall, upon receipt of notice thereof from GBCC, immediately repay the principal of the Revolving Advances in an amount at least equal to such excess, together with accrued but unpaid interest on the amount repaid. Any principal repaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Transaction Documents.

                  2.5 The outstanding principal balance of the Revolving Advances shall bear interest at the Revolving Advance Contract Rate as in effect from time to time. All accrued but unpaid interest on the outstanding principal balance of the Revolving Advances shall be due and payable by Company to GBCC on the first day of the following calendar month. The aggregate unpaid principal balance of the Revolving Advances plus all accrued but unpaid interest thereon shall be due and payable by Company to GBCC on the last day of the Term or upon the early termination of this Agreement in accordance with Section 13.4 hereof.

                  2.6      Intentionally Deleted.

                  2.7 Subject to the terms and conditions hereof, including, without limitation, Section 3, GBCC agrees to make a single advance based upon all of the Collateral (the "Term Advance") to Company on the date of this Agreement, in the aggregate amount of Three Million Dollars ($3,000,000). Company hereby agrees to repay to GBCC the Term Advance, together with interest thereon, in the manner provided herein. The principal owing hereunder in respect of the Term Advance at any given time shall equal the aggregate initial amount of the Term Advance made hereunder minus all principal payments thereon received by GBCC in respect of the Term Advance. Amounts repaid in respect of the Term Advance may not be reborrowed hereunder.

                  2.8 The aggregate principal balance of the Term Advance shall be repaid in eighty-four (84) monthly installments of $35,714, due and payable on the first day of each calendar month, commencing on December 1, 2002, provided that the remaining unpaid principal balance of the Term Advance and all accrued interest thereon shall be due and payable on the earlier of (a) the payment of the remaining unpaid principal balance of the Revolving Advances if the Revolving Advance facility has then been terminated and (b) the last day of the Term. The outstanding principal balance of the Term Advance shall bear interest at the Term Advance Contract Rate as in effect from time to time. Interest on the outstanding principal balance of the Term Advance shall be due and payable by Company to GBCC on the first day of each calendar month.

                  2.9      Intentionally Deleted.

                  2.10     Intentionally Deleted.

                  2.11 Company shall pay to GBCC an unused line fee of one half of one percent (0.5%) of the difference between the Revolving Facility Limit and the average daily balance of the Revolving Advances for each calendar quarter, which fee shall be fully earned by GBCC and payable quarterly in arrears on the last Business Day of each calendar quarter. Said fee shall be calculated on the basis of a 360 day year. The unused line fee for each calendar quarter shall be due and payable on the first Business Day of the next calendar quarter, and shall be prorated for any partial calendar month during the Term.

                  2.12 Company shall pay to GBCC a collateral monitoring fee in the amount of $2,000 for each calendar month. The collateral monitoring fee for each calendar month shall be due and payable on the first day of each calendar month in advance, and shall be prorated for any partial calendar month during the Term.

                  2.13     Intentionally deleted.

                  2.14 Contemporaneously with the execution and delivery hereof, Company shall pay to GBCC fees and expenses to cover the legal costs and expenses of the negotiation, preparation, execution and delivery of the Transaction Documents. In addition, Company shall pay or reimburse GBCC upon demand for all other costs and expenses incurred by GBCC in connection with its due diligence review of Company and the closing of the transactions contemplated hereby and all reasonable attorneys' fees, court costs and other expenses incurred by GBCC (whether or not litigation is commenced or judgment issued, and if litigation is commenced whether at trial or any appellate level) in connection with the administration of and enforcement by GBCC of this Agreement or any other Transaction Document, any amendments to the Transaction Documents, the termination of the Transaction Documents, the protection or enforcement of GBCC's interest in the Collateral, the collection by GBCC of the Collateral, the assignment of the Obligations, or the representation of GBCC in connection with any "workout" or restructuring, or any bankruptcy case or insolvency proceeding involving Company, the Collateral, or any Account Debtor, including, without limitation, any representation involving relief from a stay motion, a cash collateral dispute, an assumption or rejection motion or a dispute concerning any proposed disclosure statement and plan proposed in any such proceeding.

                  2.15 GBCC shall be entitled to collect upon demand its normal and customary charges for the following routine services provided or obtained in the course of performing its functions with respect to the
Collateral: appraisals (subject to Section 5.4), lock box charges, wire transfers, check copying charges, overnight mail delivery, UCC, judgment, litigation and tax lien searches and filings, credit reports, postage, and long-distance telephone charges. Without limiting the generality of the foregoing, Company shall pay to GBCC a fee of $20 for each wire transfer pursuant to the terms of this Agreement or any of the Transaction Documents.

                  2.16 Contemporaneously with the execution and delivery hereof, Company shall pay to GBCC a closing fee of One Hundred Thirty Thousand Dollars ($130,000).

                  2.17 All interest, fees and other amounts due to GBCC pursuant to this Section 2 shall be payable as and when specifically set forth in this Section 2 and if no time for payment is specified such amounts shall be payable on demand, and, in each case, may, in GBCC's sole discretion, be deducted from Advances or, following the occurrence and during the continuance of an Event of Default, paid from the Cash Collateral.

                  SECTION 3. CONDITIONS PRECEDENT TO ADVANCES.

                  3.1 GBCC shall not be obligated to make the initial Advance hereunder until it shall have received the following documents, duly executed in form and substance satisfactory to GBCC and its counsel and each of the other conditions set forth below has been satisfied:

                           (a)      this Agreement;

                           (b)      UCC-1 financing statements and fixture
filings executed or otherwise authorized by Company;

                           (c)      the unlimited guaranty of each of U.S.
Plastic Lumber Corp., U.S. Plastic Lumber Finance Corporation and U.S. Plastic Lumber IP Corporation and a security agreement executed by each of the foregoing entities granting a security interest in their respective assets to GBCC and securing their respective obligations under the guarantys (including a Security Agreement (Intellectual Property) executed by U.S. Plastic Lumber IP Corporation);

                           (d)      pledge agreements executed by each of
Company, U.S. Plastic Lumber Corp. and U.S. Plastic Lumber Finance Corporation pledging one hundred percent of the equity interests in their respective subsidiaries to GBCC;

                           (e)      intercreditor agreement between GBCC and
Halifax Fund, L.P. wherein Halifax Fund, L.P. agrees, among other things, to subordinate its lien in the Collateral to the lien of GBCC and, under certain circumstances, to abide by a 180 day standstill once each 360 days, and to be in the form of an agreement substantially similar to the Amended and Restated Subordination and Intercreditor Agreement dated September 9, 2002 by and between Halifax Fund, L.P. and Bank of America, N.A., as Administrative Agent;

                           (f)      subordination agreements with respect to all
debt of Company held by Affiliates, including U.S. Plastic Lumber Corp., U.S. Plastic Lumber Finance Corp. and U.S. Plastic Lumber IP Corp.;

                           (g)      a certificate executed by the Secretary of
each of Company, U.S. Plastic Lumber Corp., U.S. Plastic Lumber Finance Corp. and U.S. Plastic Lumber IP Corp. certifying (i) the names and signatures of the officers of such Person authorized to execute Transaction Documents, (ii) the resolutions duly adopted by the Boards of Directors of such Person authorizing the execution of, as applicable, this Agreement and the other Transaction Documents, and (iii) correctness and completeness of the copy of the articles of incorporation and bylaws of such Person attached thereto;

                           (h)      certificates regarding the due formation,
valid existence and good standing of Company, U.S. Plastic Lumber Corp., U.S. Plastic Lumber Finance Corp. and U.S. Plastic Lumber IP Corp. in the state of its organization issued by the appropriate governmental authorities in such jurisdiction;

                           (i)      an agreement subordinating the security
interest of each landlord of premises where Collateral is located in the Collateral to the security interest granted to GBCC herein or, in the event that such agreement has not been executed, (a) the establishment of rent reserves in an amount determined by GBCC in its Permitted Discretion, to the extent so required by GBCC and (b) in the case of the leased property in Chicago, Illinois, Boca Raton, Florida and Chino, California, the execution of a letter agreement by Company confirming that Company will notify GBCC upon the payment of its monthly rent payments to the applicable landlord;

                           (j)      control agreements executed by Company or
U.S. Plastic Lumber Corp., as applicable, GBCC and the applicable third party financial institution with respect to each deposit account maintained by Company or U.S. Plastic Lumber Corp., except with respect to those accounts from which Company and U.S. Plastic Lumber Corp. have agreed in writing to promptly transfer all funds exceeding $5,000 at any time into an account for which GBCC shall have received an executed control agreement.

                           (k)      a favorable opinion of counsel for Company
and each other Obligor covering such matters as GBCC may request in its sole discretion; (l) endorsements naming GBCC as an additional insured and loss payee on all liability insurance and all property insurance policies of Company;

                           (m)      copies of all documents evidencing
subordinated debt;

                           (n)      after giving effect to the first Advance and
any reserves against Availability established by GBCC, Company shall have Availability of at least $3,500,000 plus an amount sufficient to pay the sum of the following: all past due taxes; all trade payables more than 60 days past invoice date; all book overdrafts pertaining to accounts payable which, but for such book overdrafts, would be past due more than 60 days; and all trade notes (other than trade notes which have been subordinated to the Obligations on terms satisfactory to GBCC);

                           (o)      such customer, vendor and credit reference
checks, as well as tax lien, litigation and judgment searches on Company and each Guarantor and the senior management of the Obligors, as well as a background check on certain key individuals associated with Company and the Guarantors;

                           (p)      GBCC shall have obtained a first priority
mortgage on Company's real property located in Ocala, Florida;

                           (q)      a written agreement from Roy F. Weston, the
preparer of a phase I environmental report on the Company's real property located in Ocala, Florida, that GBCC may rely on the phase I environmental report;

                           (r)      a written acknowledgement from the appraiser
that prepared an appraisal on the Company's real property located in Ocala, Florida for Bank of America in July, 2002 that GBCC may rely on the appraisal;

                           (s)      validity and support agreement from Mark
Alsetzer;

                           (t)      a release of mortgage executed by Bank of
America, N.A. in connection with the Company's real property located in Ocala, Florida;

                           (u)      a lien subordination agreement between
Southern Wood Services, LLC and GBCC;

                           (v)      a lien subordination agreement between GE
Capital Corporation and GBCC;

                           (w)      of-record UCC searches showing GBCC to have
a first priority, perfected lien in the Collateral, except for Permitted Encumbrances;

                           (x)      Company, or U.S. Plastic Lumber Corp. on
behalf of Company, shall have renegotiated with GE Capital Corporation the terms of the Debt owing to GE Capital Corporation, and the executed documentation reflecting the results of such renegotiation shall be satisfactory to GBCC;

                           (y)      a side letter between Company and GBCC
regarding the parameters of the Winter Dating Program;

                           (z)      Company is on satisfactory terms with its
five most significant vendors, and Company is not aware of any reason why any such vendor will not continue to act as a supplier to Company in the future;

                           (aa)     at the option of GBCC, a first priority lien
in the Company's rights as lessor under any real property leases, including the right to receive any rental payments arising thereunder; and

                           (bb)     a side letter between Company and GBCC
whereby Company agrees to make daily transfers of all funds received in its lockbox with LaSalle Bank to GBCC until such time as a lockbox is established with GBCC;

                           (cc)     such other documents, certificates,
opinions, and information that GBCC may require.

                  3.2 Furthermore, GBCC shall not be obligated to make any Advance hereunder (including the first), unless: (i) all representations and warranties made by Company in the Transaction Documents are true on and as of the date of such Advance as if such representations and warranties had been made as of the date of such Advance, (ii) Company has submitted to GBCC a written request for such Advance together with a Borrowing Base Certificate in accordance with the terms hereof, (iii) no Default or Event of Default shall have occurred and be continuing, (iv) such Advance shall not be prohibited by any law or any regulation or any order of any court or governmental agency or authority, (v) there shall not have been any repudiation or termination of any of the documents listed in Section 3.1 hereof and (vi) Company shall not have repudiated or made any anticipatory breach of any of its obligations under any Transaction Document.

                  SECTION 4. COMPANY'S REPRESENTATIONS AND WARRANTIES. Company represents and warrants to GBCC on the date hereof, and shall be deemed to represent and warrant to GBCC on each date on which an Advance is made to Company hereunder, that:

                  4.1 Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to conduct its business as presently conducted. Company's federal employer identification number is 65-0805250. Company is duly qualified and authorized to do business as a foreign corporation and is in good standing in all states in which such qualification and good standing are necessary or desirable for the conduct by Company of its business or the performance by Company of its obligations hereunder unless the failure to be so qualified or in good standing could not result in a material adverse effect on Company, provided that any failure to be so qualified or in good standing that in any way limits the ability of Company to collect receivables from its Account Debtors in such state shall be deemed a material adverse effect. The execution, delivery and performance by Company of this Agreement and the other Transaction Documents to which it is a party do not and will not constitute (a) a violation of any applicable law or Company's articles or certificate of incorporation or bylaws or (b) a material breach of any other document, agreement or instrument to which Company is a party or by which Company is bound. This Agreement and the other Transaction Documents to which Company is a party have been duly authorized, executed and delivered by Company, and are legal, valid and binding obligations of Company enforceable against Company in accordance with their terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors generally. No consent of, approval by, registration or filing (other than required filings with the Securities Exchange Commission) with or authorization from any governmental authority or agency is required in connection with the execution, delivery or performance by Company of this Agreement or the other Transaction Documents to which it is a party.

                  4.2 None of the Collateral is subject to any lien, encumbrance, security interest or other claim of any kind or nature other than Permitted Encumbrances. Company has not transferred, sold, pledged or given a security interest in any of its assets (including, without limitation, its Accounts, Inventory, machinery, and equipment) to any Person other than GBCC, except in connection with any Permitted Encumbrance. There are no financing statements on file in any public office governing any property of Company of any kind, real or personal, in which Company is named in or has signed as the debtor, except the financing statement or statements filed or to be filed in respect of this Agreement, those filed in connection with Permitted Encumbrances and pre-filed financing statements to which no security interest has attached.

                  4.3 Company is the sole owner and holder of, and has good and marketable title to, all Collateral. This Agreement creates a valid security interest in the Collateral in favor of GBCC, and such security interest is a perfected, first priority security interest in the Collateral superior to the rights of any other Person therein other than the rights of holders of Permitted Encumbrances.

                  4.4 The amount of each Eligible Account is due and owing to Company and represents an accurate statement of a bona fide sale, delivery and acceptance of Inventory or performance of service by Company to or for an Account Debtor. The terms for payment of the Eligible Accounts are not more than 60 days from date of invoice (except with respect to Eligible Accounts that are part of the Winter Dating Program which shall be paid in no more than 150 days from the date of invoice, as permitted by GBCC in its Permitted Discretion) and the payment of the Eligible Accounts is not contingent upon the fulfillment by Company of any further performance of any nature whatsoever. Except as disclosed to GBCC in writing, there are no set-offs, allowances, discounts (other than in the ordinary course), deductions, counterclaims against the Eligible Accounts or any claims by Account Debtors, of any kind whatsoever, valid or invalid, that have been or may be asserted as a basis for refusing to pay an

Eligible Account, in whole or in part, either at the time it is accepted by GBCC for inclusion in the Borrowing Base or prior to the date it is to be paid. To the best of Company's knowledge, each Account Debtor's business is solvent. Company has served or caused to be served any and all preliminary notices required by law to perfect or enforce any mechanic's lien or stop notice or bonded stop notice for the Eligible Accounts and the information contained in those notices is true and correct to the best of Company's knowledge, to the extent applicable.

                  4.5 All Inventory covered by any Borrowing Base Certificate submitted to GBCC is in good condition, meets all standards imposed by any governmental authority or agency having regulating authority over such Eligible Inventory or its use or sale, currently is either useable or saleable in the ordinary course of business without diminution in value and meets all of the criteria contained in the definition of Eligible Inventory (except clause
(vii) thereof).

                  4.6 All machinery and equipment of Company is in good operating condition and repair (normal wear and tear excepted), and meets all of the criteria specified in the definition of Eligible Machinery and Equipment (except clause (iv) thereof).

                  4.7 The address set forth below Company's signature hereon is, and for at least the last six months has been, Company's mailing address, its chief executive office, its principal place of business, and the office where all of the books and records concerning the Eligible Accounts are maintained. The addresses set forth in Schedule 4.7 are and for at least the last six months have been the locations of all Collateral. Company does not transact business, and has not transacted business during the past five years, under any trade, fictitious or assumed name other than those set forth on
Schedule 4.7. Subject to the notice provisions provided in Section 6.1, if Company changes any of the addresses listed in Schedule 4.7, Company shall be permitted to amend Schedule 4.7 accordingly.

                  4.8 Company has filed all tax reports and returns required to be filed by it and has paid all federal, state and local taxes and governmental charges imposed upon Company except such taxes and governmental charges, if any, which are being contested in good faith and as to which reserves may be established against Borrower's Availability in accordance with
Section 5.8 hereof.

                  4.9 Company is in compliance with ERISA, and is not required to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA. Company has conducted its business in material compliance with all applicable laws, including but not limited to, applicable Environmental Laws, and maintains and is in material compliance with all licenses and permits required under any such laws to conduct its business and perform its obligations hereunder. Company does not have any known, material contingent liability under any Environmental Law.

                  4.10 The application made by Company to GBCC in connection with this Agreement and the statements made therein and in any materials furnished in connection therewith are true and correct in all material respects as of the date hereof. All financial statements furnished by Company to GBCC in connection with such application or hereunder have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Company as of the dates and for the periods indicated therein.

                  4.11 Company is able to pay its debts (including trade debts) as they mature, has capital sufficient to carry on its business and the fair saleable value of its assets exceeds the amount of its liabilities. No transfer of property is being made by Company and no obligation is being incurred by Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Company.

                  4.12 There is no fact which Company has not disclosed to GBCC in writing which could materially adversely affect the properties, business or financial condition of Company, or any of the Collateral, or which it is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

                  4.13 Except as disclosed on Schedule 4.13, no litigation is threatened or pending against Company which, taken in the aggregate and if adversely determined, could have a material adverse effect on Company's financial condition.

                  4.14 The incurrence of Company's obligations under the Transaction Documents and the application of the proceeds thereof by Company as provided for in the Transaction Documents do not violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such board.

                  4.15 Company's fiscal year ends on December 31 of each year.

                  4.16 U.S. Plastic Lumber Corp. has completed the sale of Clean Earth, Inc. and the net proceeds thereof have been applied to pay down the Debt of Company.

                  4.17 Company is not conducting business in the State of Tennessee, and Company will not conduct any business in the State of Tennessee in the future unless Company is qualified to do business and in good standing therein.

Each representation and warranty contained in this Agreement and the other Transaction Documents shall be continuous in nature and shall remain in all material respects accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Company's business or operations that would render the information in any schedule (subject to any amendments permitted in Section 4.7 hereof) attached hereto either inaccurate, incomplete or misleading in any material respect, so long as GBCC has consented to such changes in writing.

                  SECTION 5. AFFIRMATIVE COVENANTS OF COMPANY. From the date hereof and until the payment and performance in full of all of the Obligations, Company covenants with GBCC that:

                  5.1 Company shall preserve and maintain its corporate existence, good standing and authority to transact business in all jurisdictions where necessary for the proper conduct of its business except to the extent the failure to so maintain its existence, good standing or authority to transact business could not result in a material adverse effect on Company, and shall maintain all of its properties, rights, privileges and franchises necessary or desirable in the normal conduct of its business.

                  5.2 Company shall permit GBCC and its representatives, including any appraisers, auditors and accountants selected by GBCC, to inspect any of the Collateral at any time during normal business hours; provided that so long as no Event of Default has occurred, GBCC shall provide Company with reasonable notice prior to any such inspection. In addition, GBCC shall have the right, from time to time, to audit Company's books and records during normal business hours. Company shall pay all costs associated with any such audits at the rate of $800 per day per auditor plus reasonable out-of-pocket expenses; provided that GBCC will conduct audits of Company no more frequently than quarterly so long as no Event of Default shall have occurred. Company's obligations to pay expenses in connection with appraisals is governed by Section
5.4 below.

                  5.3 Company shall deliver to GBCC, no later than the tenth day of each month during the term of this Agreement, a detailed aging of the Accounts, a reconciliation statement, a summary aging, by vendor, of all accounts payable and any book overdraft, and copies of Company's most recently received bank account statements (other with respect to bank accounts with balances of less than $10,000 individually and $50,000 in the aggregate). Company shall deliver to GBCC, as GBCC may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers' purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by GBCC, copies of all such documentation shall be held by Company as custodian for GBCC.

                  5.4 Company shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to GBCC Inventory reports specifying Company's cost of raw materials, work in process and finished goods, and further specifying such other information as GBCC may reasonably request. At the request of GBCC, Company shall permit, at Company's cost and expense, an appraiser satisfactory to GBCC to conduct an appraisal of Inventory once every six months.

                  5.5 Company shall maintain its books and records in accordance with GAAP. Company shall furnish GBCC, upon request, such information and statements as GBCC shall request from time to time regarding Company's business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Company shall provide GBCC, (i) on or prior to the last day of each month, unaudited consolidated and consolidating financial statements of Company with respect to the prior month and (ii) within 105 days after the end of each of Company's fiscal years, unqualified, audited annual consolidated financial statements of Company from BDO Seidman, LLP or another national accounting firm of similar reputation acceptable to GBCC in its Permitted Discretion, company-prepared annual consolidating financial statements and such certificates relating to the foregoing as GBCC may request including, without limitation, a monthly compliance certificate in the form of Exhibit B attached hereto and made a part hereof, from the president and chief financial officer of Company stating, among other things, whether any Events of Default have occurred and stating in detail the nature thereof and demonstrating compliance with the financial covenants set forth in this Agreement. Concurrently with the delivery of the annual financial statements described herein, Company shall forward to GBCC a copy of the accountants' letter to Company's management that is prepared in connection with such financial statements and shall cause to be prepared and shall furnish to GBCC a certificate of the aforesaid certified public accountants certifying to GBCC that, based upon their examination of the financial statements of Company, they are not aware of any Event of Default arising from the breach of any financial covenant contained in Section 7 hereof or, if they are aware of such Event of Default, specifying the nature thereof. Company shall provide GBCC a Borrowing Base Certificate, appropriately completed and with all attachments, at any time that GBCC shall request and on or before the last day of each calendar week for the immediately preceding week. Promptly after receiving each Borrowing Base Certificate, GBCC shall, based upon such Borrowing Base certificate and such other information available to GBCC, redetermine the Borrowing Base, which redetermination shall take effect immediately and remain in effect until the next such redetermination. In the event that GBCC does not receive an appropriate completed Borrowing Base Certificate in connection with any requested Revolving Advance as required herein, GBCC shall have no obligation to make such Revolving Advance (and no action or inaction with respect to the making of any Revolving Advance shall constitute a waiver of GBCC's right to declare an Event of Default on account of Company's failure to timely provide one or more Borrowing Base Certificates). In addition, Company shall furnish to GBCC upon request a current listing of all open and unpaid accounts payable and accounts receivable, names, addresses and contact persons for Account Debtors, and such other items of information that GBCC may deem necessary or appropriate from time to time. Company promptly shall notify GBCC in writing upon becoming aware of the existence of any condition or circumstance that constitutes a Default or an Event of Default. Any such written notice shall specify the nature of such condition or circumstance, the period of the existence thereof and the action that Company proposes to take with respect thereto.

                  5.6 Company promptly shall notify GBCC of (i) any attachment or any other legal process levied against Company and any action, suit, proceeding or other similar claim initiated against Company, (ii) the occurrence of any Default or Event of Default, and (iii) the bankruptcy or insolvency of any Account Debtor or any dispute between Company and any Account Debtor.

                  5.7 Company shall keep and maintain adequate insurance by insurers acceptable to GBCC in its Permitted Discretion with respect to its business and all Collateral. Such insurance shall cover loss, damages and liability of amounts not less than reasonably requested by GBCC and shall include, at a minimum, business interruption insurance, insurance for workers compensation, general premises liability, fire, casualty, theft and all risk. Company shall cause GBCC to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of GBCC's interest. Company shall deliver copies of each insurance policy to GBCC upon request.

                  5.8 Company shall file all tax reports and returns required to be filed by it in the manner and at the times required by applicable law, and shall pay all federal, state and local taxes and charges imposed upon Company when due except such taxes and charges, if any, which are being contested in good faith; provided the GBCC may, in its Permitted Discretion, establish reserves against Borrower's Availability in connection with any such contest.

                  5.9 Company shall comply with ERISA and shall not become required to contribute to any "multiemployee plan" as defined in Section 4001 of ERISA. Company shall conduct its business in material compliance with all applicable laws, and shall maintain and comply with all licenses and permits required under any such laws to conduct its business and perform its obligations hereunder. Without limiting the generality of the foregoing, Company shall comply in all material respects with all Environmental Laws now or hereafter applicable to Company and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations. Company promptly shall furnish to GBCC all written notices of violation, complaints, penalty assessments, suits or other proceedings received by Company with respect to any alleged violation of or non-compliance with any Environmental Laws.

                  5.10 If Company now owns or hereafter acquires (other than by lease) any vehicles, aircraft, watercraft or other machinery and equipment for which a certificate of title has been issued or applied for, Company within five (5) Business Days shall notify GBCC of such acquisition and thereafter, upon GBCC's request, Company shall deliver such certificate of title to GBCC, properly endorsed, each certificate of title or application for title or other evidence of ownership for each such item of machinery and equipment. Company shall take all actions necessary to have GBCC's security interest properly recorded on each such certificate of title and shall take all other actions necessary to perfect GBCC's security interest in all such assets now or hereafter acquired by Company.

                  5.11 Company shall keep and maintain its fixtures, machinery and equipment in good operating condition and repair (normal wear and tear excepted), and shall make all necessary repairs thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Company shall notify GBCC immediately in writing of any material loss or damage to any item of its fixtures, machinery and equipment.

                  5.12 No later than 6 months from the Closing Date, Company shall establish and thereafter continuously maintain a perpetual inventory system reasonably satisfactory to GBCC; at any time that Company does not have such a perpetual inventory system, GBCC shall have the right to conduct monthly physical counts of Inventory; provided that, so long as no Event of Default exists, GBCC shall not conduct any such physical count until the seventh month after the Closing Date.

                  5.13 Company shall cause, no later than 5 Business Days after Company makes a payment to U.S. Plastic Lumber IP Corp. for intellectual property licensing fees or otherwise, U.S. Plastic Lumber Finance Corporation to make an advance to Company in an amount not less than the amount of the payment by Company to U.S. Plastic Lumber IP Corp.

                  5.14 No later than 6 months after the Closing Date, Company shall dissolve The Eaglebrook Group, Inc. or, at its option, cause it to become a Guarantor secured by its assets.

                  5.15 Within thirty days after the Closing Date, Company shall establish a lockbox maintained with GBCC which shall be the lockbox referenced in Section 9 hereof.

                  5.16 Upon the exercise of the Chicago Purchase Option (if Company does in fact exercise such option) and the purchase of the Chicago Property, Company shall obtain a mortgagee waiver from the mortgagee of the Chicago Property on terms reasonably satisfactory to GBCC.

                  5.17 Within sixty days of the Closing Date, Company shall either (i) remove all of its assets from the State of Massachusetts and cease doing business therein or (ii) obtain a landlord waiver in favor of GBCC from the landlord at its leased property in Auburn, Massachusetts.

                  5.18 Within sixty days of the Closing Date, (i) Company shall have taken all actions to ensure that the default judgment reflected on the title insurance policy delivered on the Closing Date is not shown in Schedule B of such policy and (ii) such default judgment shall in fact not appear in Schedule B of such policy.

                  SECTION 6. NEGATIVE COVENANTS OF COMPANY. From the date hereof and until the payment and performance in full of all of the Obligations, Company covenants with GBCC that:

                  6.1 Company shall not grant, create or allow to exist any security interest, lien or other encumbrance on any of its assets other than the lien and security interest granted to GBCC and Permitted Encumbrances, and Company shall not execute any financing statement in favor of any Person other than GBCC, the holder of any Permitted Encumbrance and pre-filed financing statements to which no security interest has attached. Company shall not change its state of incorporation or organization, mailing address, chief executive office, principal place of business or place where such records are maintained, open any new place of business, close any existing place of business or change the location of any of the Collateral or transact business under any trade, fictitious or assumed name other than those set forth on Schedule 4.7 hereto without providing at least 30 day's prior written notice thereof to GBCC, in the case of locations where either books and records or inventory or equipment is located and 5 days' prior written notice thereof to GBCC in the case of all other locations.

                  6.2 Company shall not accept any returns or grant any allowance or credit (other than those returns, allowances and credits accepted or granted in the ordinary course of Company's business) to any Account Debtor without notice to and the prior written approval of GBCC. Company shall provide to GBCC for each Account Debtor on Accounts a weekly report, in form and substance satisfactory to GBCC, itemizing all such returns and allowances made for that week.

                  6.3 Company shall not directly or indirectly incur, or become liable in connection with, or suffer to exist, any Debt for borrowed money or otherwise under any promissory note, bond, indenture or similar instrument, or in connection with the obligations of any Person, whether by guaranty, suretyship, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), purchase or repurchase agreement, agreement to provide funds or maintain working capital, agreement to assure a creditor against loss or agreement to make investments or otherwise), other than (i) in favor of GBCC, (ii) in the normal and ordinary course of Company's business, (iii) Debt secured by the Chicago Property; provided that the monthly payments on such Debt shall not exceed the Chicago Property

Monthly Rent Payments, and (iv) the Debt described on Schedule 6.3 attached hereto and made a part hereof.

                  6.4 Company shall not prepay any Debt other than (i) the Obligations as permitted hereunder, (ii) trade payables and (iii) Mandatory GE Principal Prepayments.

                  6.5 Company shall not use any of the funds paid to Company hereunder directly or indirectly for personal, family, household or agricultural purposes.

                  6.6 Company shall not discontinue, or make any material change in, its business as currently established, or enter any new or different line of business not directly related to Company's existing line of business.

                  6.7 Company shall not declare, pay or issue any dividends or other distributions in respect of its capital stock or distribute, reserve, secure, or otherwise make or commit distributions on account of its capital stock, or make any payment on account of the purchase, redemption or other acquisition or retirement of any shares of its capital stock, except as follows: so long as immediately prior thereto and after giving effect thereto Company shall be in compliance with Sections 7.3 and 7.4 hereof, distributions to U.S. Plastic Lumber Corp. (a) if otherwise not prohibited under this Agreement, to service Debt of Company with respect to which U.S. Plastic Lumber Corp. is the borrower subject to any applicable subordination agreement; provided that such dividends and distributions shall not exceed (1) $117,000 per month during the fiscal year ending December 31, 2002, (2) $2,215,000 in the aggregate for the fiscal year ending December 31, 2003, (3) $2,696,000 in the aggregate for the fiscal year ending December 31, 2004 and (4) $4,514,000 in the aggregate for the fiscal year ending December 31, 2005, and (b) without duplication of the Debt referenced in clause (a) above, to pay for selling, general and administrative expenses incurred by U.S. Plastic Lumber Corp. in its capacity as the holding company of Borrower and U.S. Plastic Lumber Corp.'s other subsidiaries; provided that such dividends or distributions shall not exceed (i) $2,400,000 per fiscal year or (ii) $600,000 per fiscal quarter. Distributions and dividends paid in connection with clause (a) above shall be inclusive of amounts owed to GE Capital Corporation, Bank of America, N.A., holders of Series D Dividend Notes, Southern Wood Services, LLC and the lessor under Company's capital lease in Chicago, Illinois. In the event that any such Debt (described in the previous sentence) is paid directly by Company, such amount shall be deducted from the maximum amounts permitted in this Section 6.7.

                  6.8 Company shall not pay any compensation to any Person who is an officer, director, or employee of Company in excess of $500,000 during any fiscal year inclusive of any bonus compensation, or pay any consulting fees, to any Person that is an officer, employee, director, shareholder, or Affiliate of Company.

                  6.9 Company shall not make any loans or advances in excess of $50,000 in the aggregate (outstanding at any one time) to or for the benefit of any officer, director or shareholder of Company except advances for routine expense allowances in the ordinary course of business. Company shall not make any loans or advances to or for the benefit of any Affiliate of Company. Company shall not make any payment on any obligation owing to any officer, director, shareholder or Affiliate of Company, except payments of salary and payments to the holder of any subordinated debt in accordance with the terms of the applicable subordination agreement among such subordinated creditor, Company, and GBCC.

                  6.10 Company shall not purchase or otherwise acquire all or substantially all of the assets from any Person.

                  6.11 Company shall not invest in or otherwise purchase or acquire the securities of any Person.

                  6.12 Company shall not sell or dispose of any of its assets other than (i) the sale of Inventory in the ordinary course of business,
(ii) assets, not in excess of $100,000 in the aggregate, which GBCC does not have a first priority lien upon, (iii) dispositions of worn or obsolete equipment not in excess of $100,000 in the aggregate, (iv) transfer of the Chicago Purchase Option or (v) cash expenditures in the ordinary course of business not otherwise prohibited hereunder, and Company shall not dissolve or liquidate or become a party to any merger or consolidation with any Person.

                  6.13 Company shall not make any payment in respect of the Debt described on Schedule 6.3 except (a) with respect to any Debt which is subject to a subordination agreement among GBCC, the applicable payee and Company, as provided under such subordination agreement, (b) with respect to Debt which is not subject to a subordination agreement, in accordance with the terms of the applicable debt instrument or document and (c) for payments of interest on the $1,000,000 deferred obligation in respect of its revolving credit facility dated September 9, 2002 with Bank of America, N.A. acting as administrative agent, and payments of principal on such Debt, provided that such principal may only be paid upon liquidation of the Quakertown Claim and solely from the proceeds of the Quakertown Claim.

                  6.14 Company shall not in writing, orally, or by course of conduct amend or permit the amendment of any of the documents evidencing or delivered in connection with the Debt described on Schedule --------- 6.3.

                  6.15 Company shall not open, transfer, close or change any of its deposit accounts and/or other accounts unless it provides GBCC with ten days' prior written notice and, in the case of any new deposit or other account, takes whatever steps as GBCC may require to perfect a security interest therein.

                  SECTION 7. FINANCIAL COVENANTS OF COMPANY. From the date hereof and until the payment and performance in full of all of the Obligations, Company covenants with GBCC that:

                  7.1 Company shall maintain a Tangible Net Worth of not less than the Tangible Net Worth Requirement at all times.

                  7.2 Company shall maintain EBITDA of not less than $334,000 during the month of January, 2003.

                  7.3 Company shall maintain a Senior Debt Service Coverage Ratio of not less than the following amounts for the periods indicated: (a) 1.1 to 1.0 during the period from the

Closing Date through December 31, 2003; (b) 1.2 to 1.0 from January 1, 2004 through the earlier of August 31, 2005 and one month prior to maturity; and (c)
1.0 to 1.0 thereafter.

                  7.4 Company shall maintain a Total Debt Service Coverage Ratio of not less than 1.0 to 1.0.

                  7.5 Company's Capital Expenditures shall not exceed (i) for the month of January, 2003, the amount by which EBITDA exceeds $334,000 for such month and (ii) during any fiscal year, $2,000,000 .

                  7.6 Company shall maintain Liquidity of not less than $2,550,000 during December, 2002, and not less than $2,150,000 during January, 2003.

GBCC shall (i) test Company's compliance with Sections 7.1 on the last day of each month, beginning on February 28, 2003, (ii) shall test Company's compliance with Sections 7.3, and 7.4 on the last day of each month, beginning on February 28, 2003, with such test to be measured from the period beginning on January 1, 2003 and ending on such date; provided that from and after February 28, 2004, such test shall be measured on a trailing twelve month basis, and (iii) test Company's compliance with Section 7.5 annually with such test to occur on January 31, 2003 and as of the last day of each fiscal year.

                  SECTION 8. COLLATERAL.

                  8.1 In order to secure the payment of all Obligations, Company hereby grants to GBCC a security interest in and lien upon all property of Company, whether now owned or hereafter acquired and wherever located, including, without limitation, all of Company's right, title and interest in and to (a) all "accounts" (as such term is defined in UCC), including, without limitation, the Accounts, contract rights and general intangibles, receivables and claims of Company whether now or hereafter arising, all guaranties and security therefor and all of Company's right title and interest in the goods purchased and represented thereby, if any, including all of Company's rights in and to returned goods and rights of stoppage in transit, replevin and reclamation as unpaid vendor; (b) all chattel paper including electronic chattel paper and tangible chattel paper; (c) all documents and instruments; (d) all letters of credit and letter-of-credit rights; (e) supporting obligations; (f) all deposit accounts; (g) all investment property and financial assets; (h) all Inventory and all accessions thereto and products thereof and documents therefor; (i) all furniture, fixtures, equipment and machinery, wherever located and whether now or hereafter existing, and all parts thereof, accessions thereto, and replacements therefor and all documents and general intangibles covering or relating thereto; (j) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and any other designs or sources of business identifiers, indicia of origin or similar devices, all registrations with respect thereto, all applications with respect to the foregoing, and all extensions and renewals with respect to any of the foregoing, together with all of the goodwill associated therewith, in each case whether now or hereafter existing, and all rights and interest associated with the foregoing; (k) all copyrights, and all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, and all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, all registrations with respect thereto, all applications with respect to the foregoing, and all extensions and renewals with respect to any of the foregoing, together with all rights and interests associated with the foregoing; (l) all patents, patent applications, and patentable inventions, all continuations, divisions, renewals, extensions, modifications, substitutions, continuations-in-part, or reissues of any of the foregoing, the right to sue for past, present, and future infringements of any of the foregoing, all income, royalties, profits, damages, awards, and payments relating to or payable under any of the foregoing, and all other rights and benefits relating to any of the foregoing throughout the world; (m) all general intangibles; (n) all books and records pertaining to the foregoing, including but not limited to computer programs, data, certificates, records, circulation lists, subscriber lists, advertiser lists, supplier lists, customer lists, customer and supplier contracts, sales orders, and purchasing records; (o) all software including but not limited to computer programs and supporting information provided in connection with a transaction relating to the program, and computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded; (p) all health care insurance receivables; (q) all commercial tort claims; and (r) all proceeds of the foregoing, including, without limitation, proceeds of insurance policies but not including (1) the Chicago Property and (2) the Chicago Purchase Option (collectively, the "Collateral").

                  8.2 Company agrees to comply with all appropriate laws and to take all actions necessary or desirable in GBCC's judgment to perfect GBCC's security interest in and to the Collateral, to execute any financing statement or additional documents as GBCC may request and to deliver to GBCC a list of all locations of its Inventory, equipment and machinery and landlord and or mortgagee lien subordinations or waivers with respect to each site where Inventory, equipment or machinery is located and which is either leased by Company or has been mortgaged by Company, upon request by GBCC. If any item of Collateral or the proceeds thereof is or becomes evidenced by a note, chattel paper, or instrument, Company promptly shall deliver possession thereof, duly endorsed to GBCC, to be held by GBCC as Collateral hereunder.

                  8.3      The parties acknowledge and agree that:

                           (a)      GBCC may at any time and from time to time,
pursuant to the provisions of Section 10, file financing statements, continuation statements, and amendments thereto that describe the Collateral as all assets of Company of the kind pledged hereunder and which contain any other information required by revised Article 9 of the Uniform Commercial Code ("Revised Article 9") for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Company is an organization, the type of organization, and any organizational identification number issued to Company. Company agrees to furnish any such information to GBCC promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by GBCC on behalf of Company, as provided in Section 10, and may be filed at any time in any jurisdiction whether or not Revised Article 9 is then in effect in that jurisdiction.

                           (b)      Company shall at any time and from time to
time, whether or not Revised Article 9 is in effect in any particular jurisdiction, take such steps as GBCC may reasonably request for GBCC (i) to obtain an acknowledgment, in form and substance satisfactory to GBCC, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for GBCC, (ii) obtain "control" of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in Revised Article 9 with corresponding provisions in Revised Sections 9-104, 9-105, 9-106, and 9-107 relating to what constitutes "control" for such items of Collateral), with any agreements establishing control to be in form and substance satisfactory to GBCC (provided that GBCC agrees not to send any instruction to any depositary bank or securities intermediary under any control agreement or exercise its default rights and remedies under the UCC unless an Event of Default shall have occurred and is continuing), and (iii) otherwise to insure the continued perfection and priority of GBCC's security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation and following the effectiveness of Revised Article 9 in any jurisdiction.

                           (c)      Nothing contained in this Section 8.3 shall
be construed to narrow the scope of GBCC's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of GBCC hereunder except (and then only to the extent) mandated by Revised Article 9 to the extent then applicable.

                  SECTION 9. COLLECTION. Subject to Section 5.15, Company shall at all times maintain one or more lockbox accounts pursuant to a lockbox arrangement acceptable to GBCC in its discretion with such banks as may be selected by Company and be acceptable to GBCC in its discretion. Each invoice representing an Account shall state on its face that amounts payable thereunder are payable only at the Remittance Address. All amounts and proceeds (including instruments and writings) received by Company shall be received in trust for the benefit of GBCC hereunder, shall be segregated from other funds of Company and shall be immediately paid over to GBCC in the same form as received (with any necessary endorsement) to be applied in the same manner as payments received directly by GBCC. GBCC may, at any time in GBCC's own name or in the name of Company, communicate, orally or in writing, with account debtors, parties to contracts, and obligors in respect of instruments, chattel paper or other Collateral to verify to GBCC's satisfaction the existence, amount and terms of any such Accounts, contracts, instruments or chattel paper or other Collateral. GBCC shall have the right at any time, after the occurrence and during the continuance of an Event of Default and without notice to Company, to notify any or all Account Debtors on the Collateral of the assignment of the Collateral to GBCC and to direct such Account Debtors to make payment of all amounts due or to become due to Company directly to GBCC, and to the extent permitted by law, to enforce collection of any Collateral and to adjust, settle or compromise the amount or payment thereof. So long as no Default or Event of Default has occurred and is continuing, all collections of Collateral received by GBCC shall be applied by GBCC to the payment of the Advances (such collections to be first applied to fees and expenses, second to interest, third to Revolving Advances and fourth to Term Advances then due), whether or not then due, then to all other Obligations of Company to GBCC then due and any remaining funds shall be delivered to Company. Upon the occurrence and during the continuance of a Default or an Event of Default, any such remaining funds may be held by GBCC as cash collateral ("Cash Collateral") until all

Obligations have been paid in full and GBCC has no further obligation to advance funds to Company.

                  SECTION 10. POWER OF ATTORNEY. Company grants to GBCC an irrevocable power of attorney coupled with an interest authorizing and permitting GBCC, at its option, with or without notice to Company, to do any or all of the following: (a) endorse the name of Company on any checks or other evidences of payment whatsoever that may come into the possession of GBCC regarding Collateral, including checks received by GBCC pursuant to Section 9 hereof; (b) receive, open and forward any mail addressed to Company and, if GBCC is collecting the Accounts directly in accordance with the terms hereof, put GBCC's address on any statements mailed to Account Debtors; (c) following the occurrence and during the continuance of an Event of Default, pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Collateral; (d) upon the occurrence of an Event of Default, notify, in the name of Company, the U.S. Post Office to change the address for delivery of mail addressed to Company to such address as GBCC may designate (provided that GBCC shall turn over to Company all such mail not relating to Collateral); (e) following the occurrence and during the continuance of an Event of Default, verify, sign, acknowledge, record, file for recording, serve as required by law, any claim of mechanic's lien, stop notice or bonded stop notice in the sole and absolute discretion of GBCC relating to any Collateral; (f) insert all recording or service information in any mechanic's lien or assignment of rights under stop notice/bonded stop notice which Company has signed in connection with this Agreement, recorded or served to enforce payment of the Collateral, if applicable; (g) execute and file on behalf of Company any financing statement, amendment thereto or continuation thereof (i) deemed necessary or appropriate by GBCC to protect GBCC's interest in and to the Collateral or (ii) required or permitted under any provision of this Agreement; and (h) do all other things necessary and proper in order to carry out the provisions of this Section 10. The authority granted to GBCC herein is irrevocable until this Agreement is terminated and all amounts due to GBCC hereunder have been paid in full. GBCC shall have no obligation to exercise any of the rights granted to it hereunder.

                  SECTION 11. DEFAULT. An event of default ("Event of Default") shall be deemed to have occurred hereunder, GBCC shall have no further obligation to make any further Advances, and GBCC may immediately exercise its rights and remedies with respect to the Collateral under this Agreement, the Uniform Commercial Code and applicable law, upon the happening of one or more of the following:

                           (a)      Company shall fail to pay on demand or
otherwise as and when required or due any amount required to be paid or owed by Company to GBCC, whether hereunder or otherwise.

                           (b)      Any Obligor shall breach any covenant or
agreement made herein or in any other Transaction Document, that except that with respect to the covenants contained in Section 5.3, Section 5.4 and with respect to reporting requirements only, Section 5.5, Company may, up to four times per year, be up to five calendar days late in delivering any documents to GBCC required under such covenants.

                           (c)      Any warranty or representation made herein
or in any other Transaction Document shall be untrue in any material respect when made or any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Company, or by any other person on behalf of Company, to GBCC is not true and correct in any material respect when furnished.

                           (d)      There shall be commenced by or against any
Obligor any voluntary or involuntary case under the federal Bankruptcy Code, or any Obligor shall make an assignment for the benefit of its creditors, or a receiver or custodian shall be appointed for any Obligor for a substantial portion of its assets.

                           (e)      Any Obligor shall become insolvent in that
its debts are greater than the fair value of its assets, or any Obligor is generally not paying its debts as they become due.

                           (f)      Any involuntary lien, garnishment,
attachment or the like, in excess of $50,000 in the aggregate, shall be issued against or shall attach to the Collateral and the same is not released within ten days.

                           (g)      A material adverse change in Company's
financial condition, business or operations or the value of the Collateral shall have occurred.

                           (h)      Company shall have a federal or state tax
lien filed against any of its properties in an amount in excess of $50,000.

                           (i)      Either (i) any "accumulated funding
deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) exists with respect to any ERISA Plan, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities.

                           (j)      A final judgment in an amount for the
payment of money exceeding $50,000 (excluding any amounts covered by insurance without reservation of rights) is entered against Company and, so long as there is no execution of such judgment, the same shall not be satisfied, vacated or stayed for a period of 30 consecutive days.

                           (k)      Any Guarantor shall repudiate his, her or
its obligations in respect of such guaranty.

                           (l)      U.S. Plastic Lumber Corp. shall cease to own
in the aggregate one hundred percent (100%) of the outstanding capital stock of Company.

                           (m)      Mark Alsentzer shall cease to hold the
office and position with Company held on the date hereof.

                           (n)      An "event of default" shall have occurred
under any agreement, document, or instrument evidencing Debt (other than trade payables) of Company, or any Debt of Company in excess of $50,000 in the aggregate is accelerated or called for payment prior to the due date thereof.

                           (o)      An "event of default" shall have occurred
under any agreement, document, or instrument evidencing Debt of U.S. Plastic Lumber Corp. owing to Halifax Fund, L.P., or any Debt of U.S. Plastic Lumber Corp. owing to Halifax Fund, L.P. is accelerated or called for payment prior to the due date thereof.

                           (p)      A demand or other request for payment or
performance by U.S. Plastic Lumber Corp. under that certain Guaranty, dated as of December 19, 2002, in favor of Bank of America, N.A., as agent, shall have occurred.

Upon the occurrence of an Event of Default described in subsection (d) of this section, all of the Obligations owing by Company to GBCC under any of the Transaction Documents shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, notice of intent to accelerate, notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Company. During the continuation of any other Event of Default, GBCC, at any time and from time to time, may declare any or all of the Obligations owing by Company to GBCC under any of the Transaction Documents immediately due and payable, all without notice, demand, presentment, notice of demand or of dishonor and nonpayment, notice of intent to accelerate, notice of acceleration, or any notice or declaration of any kind, all of which are hereby expressly waived by Company. After any such acceleration (whether automatic or due to declaration by GBCC), any obligation of GBCC to make any further Advances or loans of any kind under this Agreement or any other agreement with Company shall terminate.

                  SECTION 12. REMEDIES AND APPLICATION OF PROCEEDS.

                  12.1 In addition to, and without limitation of, the foregoing provisions of this Agreement, if an Event of Default shall have occurred and be continuing, GBCC may from time to time in its discretion, without limitation and without notice except as expressly herein or under applicable law: (a) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Transaction Documents or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral); (b) require Company to, and Company hereby agrees that it will at its expense, assemble all or part of the Collateral as directed by GBCC and make it available to GBCC at a place to be designated by GBCC that is reasonably convenient to both parties; (c) reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure; (d) dispose of, at its office, on the premises of Company or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings; (e) buy the Collateral, or any part thereof, at any public sale, or at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type that is subject to widely distributed standard price quotations; (f) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Company hereby consents to any such appointment; and (g) exercise any other remedy permitted by law. Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. GBCC shall not be obligated to make any sale of Collateral regardless of whether any notice of sale has been given. GBCC may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  12.2 If any Event of Default shall have occurred and be continuing, GBCC may in its discretion apply any Cash Collateral, and any cash proceeds received by GBCC in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, to any or all of the following in such order as GBCC may elect: (a) the repayment of all or any portion of the Obligations; (b) the repayment of reasonable costs and expenses, including reasonable attorneys' fees and legal expenses, incurred by GBCC (whether or not litigation has been commenced or a judgment has been issued, and if litigation has been commenced, whether at trial or any appellate level) in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of GBCC hereunder, or (iv) the failure of Company to perform or observe any of the provisions hereof; (c) the payment or other satisfaction of any liens and other encumbrances upon any of the Collateral; (d) the reimbursement of GBCC for the amount of any obligations of Company paid or discharged by GBCC, and of any expenses of GBCC payable by Company hereunder or under the other Transaction Documents; (e) by holding the same as Collateral;
(f) the payment of any other amounts required by applicable law (including, without limitation, Part 6 of Article 9 of the UCC or any successor or similar applicable statutory provision); and (g) by delivery to Company or to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

                  SECTION 13. MISCELLANEOUS.

                  13.1 In the event that Company commits any act or omission that prevents or unreasonably interferes with (a) GBCC's exercise of the rights and privileges arising under the power of attorney granted in Section 10 of this Agreement or (b) GBCC's perfection of or levy upon the security interest granted in the Collateral, including any seizure of any Collateral, Company acknowledges that such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and agrees that such conduct shall constitute sufficient grounds to entitle GBCC to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction, without any prior notice to Company.

                  13.2 All rights, remedies and powers granted to GBCC in this Agreement, or in any other instrument or agreement given by Company to GBCC or otherwise available to GBCC in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as GBCC may have. These rights may be exercised from time to time as to all or any part of the Collateral as GBCC in its discretion may determine. The making of an Advance by GBCC during the continuation of a Default or an Event of Default shall not obligate GBCC to make any further Advances during the continuation of such Default or Event of Default. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by GBCC and Company.

                  13.3 Company hereby agrees that GBCC may publicize the transaction contemplated by this Agreement in newspapers, trade and similar publications including, without limitation, the publication of a "tombstone".

                  13.4 The term of this Agreement shall be for three (3) years from the date hereof (the "Initial Term"; the Initial Term and all extensions thereof are herein called the "Term") and from year to year thereafter unless either party hereto gives notice to the other party hereto not more than 90 days or less than 30 days prior to the end of the Term that such party wants to terminate the Agreement at the end of the Term, provided, however, that GBCC may terminate this Agreement at any time effective immediately upon the occurrence of an Event of Default. Company acknowledges that it shall have no right to terminate this Agreement prior to the end of the Term except as provided below, that termination of this Agreement at any time prior to the end of the Term would result in the loss by GBCC of benefits under this Agreement and that the damages incurred by GBCC as a result of such termination would be difficult and impractical to ascertain. Therefore, in the event this Agreement is terminated prior to the end of the Term for any reason
(i) on or before the first anniversary of the Closing Date, Company shall pay to GBCC an early termination fee equal to up to three percent (3%) of the sum of the Revolving Facility Limit and the then outstanding balance of the Term Advance, (ii) after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, Company shall pay to GBCC an early termination fee equal to up to one and one-half percent (1.5%) of the sum of the Revolving Facility Limit and the then outstanding balance of the Term Advance, and (iii) after the second anniversary of the Closing Date but before the end of the Term, Company shall pay to GBCC an early termination fee equal to up to one-half of one percent (0.5%) of the sum of the Revolving Facility Limit and the then outstanding balance of the Term Advance. As used herein, the term "Closing Date" shall mean the date of this Agreement. Any termination of this Agreement shall not affect GBCC's security interest in the Collateral, and this Agreement shall continue to be effective, until all Obligations incurred hereunder have been completed and satisfied in full and all commitments hereunder have been terminated. Upon the occurrence of such events, at Company's request, GBCC shall terminate its Liens created hereunder.

                  13.5     Intentionally Deleted.

                  13.6 Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed, to be a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

                  13.7 Company hereby indemnifies and agrees to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims. Subject to the definition of "Indemnified Claims", THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, Company agrees to provide defense of any Indemnified Claim and to pay all costs and expenses of counsel selected by any Indemnified Person in respect thereof. Any

Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, Company waives all notices from any Indemnified Person. The provisions of this Section 13.7 shall survive the termination of this Agreement.

                  13.8 All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Company may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of GBCC. Any assignment in contravention of the foregoing shall be null and void. GBCC RESERVES THE RIGHT TO ASSIGN ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT IN WHOLE OR IN PART TO ANY PERSON OR ENTITY. Without limiting the generality of the foregoing, GBCC may from time to time grant participations in all or any part of the Obligations to any Person on such terms and conditions as may be determined by GBCC in its sole and absolute discretion, provided that the grant of such participation shall not relieve GBCC of its obligations hereunder nor create any additional obligation of Company.

                  13.9 Any action permitted or provided to be taken or omitted by GBCC hereunder may be taken or omitted, as the case may be, by GBCC in its sole and absolute discretion, and any consent or waiver required of GBCC or determination to be made by GBCC hereunder may be given, withheld or made, as the case may be, by GBCC in its sole and absolute discretion.

                  13.10 Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement, the Transaction Documents or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Company or to GBCC, as the case may be, at their addresses set forth below:

If to Company:                 U.S. Plastic Lumber Ltd.
                               2300 Glades Road, Suite 440 West
                               Boca Raton, Florida 33431
                               Attn: Bruce Rosetto

If to GBCC:                    Guaranty Business Credit Corporation
                               333 South Grand Avenue
                               Suite 1650
                               Los Angeles, California 90071
                               Attn:  Portfolio Manager

With a copy to:                Guaranty Business Credit Corporation
                               8333 Douglas Avenue, Suite 530
                               Dallas, Texas 75225
                               Attn:  Corporate Counsel

The parties hereto may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 13.10 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail or one (1) Business Day after deposit thereof with an overnight delivery service

                  13.11 Time is of the essence of this Agreement and the other Transaction Documents.

                  13.12 This Agreement may be executed in any number of counterparts and by different parties on separate counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

                  13.13 Company and GBCC acknowledge that they have been given the opportunity to consult with counsel and other advisors of their choice prior to entering into this Agreement.

                  13.14 Delivery of an executed counterpart of this Agreement or any other Transaction Document by telefacsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party delivering an executed counterpart of this Agreement or any other Transaction Document by telefacsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver an executed hard copy shall not affect the validity, enforceability and binding effect of this Agreement or such other Transaction Document.

                  13.15 Neither GBCC's failure, at any time or times, to require strict performance by Company of any provision of any Transaction Document, nor GBCC's failure to exercise, nor any delay in exercising, any right, power or privilege under this Agreement, (a) shall waive, affect or diminish any right of GBCC thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof. Any suspension or waiver of a Default, Event of Default, or other provision under the Transaction Documents must be in writing signed by an authorized employee of GBCC to be effective and shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy which GBCC would otherwise have had on any future occasion.

                  13.16 The Section titles contained in this Agreement and any other Transaction Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  13.17 Company agrees that any claim or cause of action by Company against GBCC, or any of GBCC's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by GBCC, or by GBCC's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Company by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within twenty-four (24) months after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of GBCC or any other Person authorized to accept service of process on behalf of GBCC, within 30 days thereafter. Company agrees that such twenty-four (24) month period of time is a reasonable and sufficient time for Company to investigate and act upon any such claim or cause of action. The twenty-four (24) month period provided herein shall not be waived, tolled, or extended except by a specific written agreement of GBCC. This provision shall survive any termination of this Agreement or any other agreement.

                  13.18 Neither GBCC, nor any Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Company through the ordinary negligence of GBCC, or any GBCC Affiliate. For the purpose of this Section 13.18, the term "GBCC Affiliate" shall mean GBCC's directors, officers, employees, agents, attorneys or any other Person affiliated with or representing GBCC.

                  13.19 Company agrees to give GBCC written notice of (i) any action or inaction by GBCC or any attorney of GBCC in connection with any Transaction Documents that may be actionable against GBCC or any attorney of GBCC or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Company agrees that unless such notice is fully given as promptly as possible (and in any event within one hundred twenty (120) days) after Company has knowledge of any such action, inaction or defense, Company shall not assert, and Company shall be deemed to have waived, any claim or defense arising therefrom.

                  13.20 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Company or GBCC, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  13.21 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW. COMPANY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN GBCC AND COMPANY BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN GBCC AND COMPANY SHALL BE BROUGHT AND LITIGATED

EXCLUSIVELY IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA HAVING JURISDICTION UNLESS GBCC SHALL ELECT OTHERWISE. THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER.

                  13.22 EACH OF COMPANY AND GBCC HEREBY (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

                  13.23 THIS AGREEMENT AND THE OTHER WRITTEN AGREEMENTS DESCRIBED HEREIN AND DELIVERED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION OR AMENDMENT OF OR SUPPLEMENT TO THIS AGREEMENT OR TO ANY SUCH OTHER WRITTEN AGREEMENT SHALL BE VALID OR EFFECTIVE UNLESS THE SAME IS IN WRITING AND SIGNED BY THE PARTY AGAINST WHOM IT IS SOUGHT TO BE ENFORCED.

         The undersigned have entered into this Agreement as of the date first written above.

GUARANTY BUSINESS CREDIT                    U.S. PLASTIC LUMBER LTD., a Delaware
CORPORATION, a Delaware corporation         corporation



By: /s/ Ronald S. Montgomery                By: /s/ Bruce C. Rosetto
   --------------------------------            ---------------------------------
Name:   Ronald S. Montgomery                Name:   Bruce C. Rosetto
Title:  Senior Vice President               Title:  Secretary